Exhibit 99

For Immediate Release

The Eastern Company Announces Its Intention
 Not to Expand its Board or Appoint a New Director

NAUGATUCK, Conn. – May 29, 2015 – The Eastern Company (NASDAQ:EML) today announced that it will not expand its Board of Directors to six members and will retain a five member board. It will not appoint any new directors without shareholder approval.

Mr. Leganza Chairman, President and Chief Executive Officer commented, “Earlier this year, the Company had announced its intention to expand the size of the Board from five to six directors immediately after the 2015 Annual Meeting and to appoint James H. Ozanne to fill that new director position. However, after discussions with several of our shareholders and their objection to the appointment of any director without shareholder approval the Company has rescinded that intended appointment.”

Further, Mr. Leganza stated “The Company has heard and listened to the criticisms voiced by our shareholders regarding our corporate governance practices and will be committed to updating all areas of governance to the best practices.”

Finally, Mr. Leganza commented, “The Company and the Board are pleased to be working with its newly elected Directors James A. Mitarotonda and Michael A. McManus, Jr. towards improving our corporate governance practices and pursuing our strategic objectives.”

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings. It operates from 12 locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.  More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the 2015 Annual Meeting of Shareholders and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255